SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Vector Group Ltd.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
BOARD PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE FOR YEARS 2017 - 2019
GRANTS OF PLAN-BASED AWARDS IN 2019
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2019
PENSION BENEFITS AT 2019 FISCAL YEAR END
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
BOARD PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
BOARD PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 -- ADVISORY VOTE ON SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BY-LAW
MISCELLANEOUS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS

VECTOR GROUP LTD.
4400 Biscayne Blvd.
Miami, Florida 33137
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 28, 2020
To the Stockholders of Vector Group Ltd.:
The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”), will be held on Thursday, May 28, 2020 at 10:00 a.m., and at any postponement or adjournment thereof, for the following purposes:
1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;
2.  To hold an advisory vote on executive compensation (the “say on pay vote”);
3.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;
4.  To consider a non-binding stockholder proposal requesting that the Company adopt a "Proxy Access" By-Law; and
5.  To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

In light of the COVID-19 outbreak, for the safety of our stockholders, our directors, our officers and our employees, and taking into account recent federal, state and local guidance, we have determined that the Annual Meeting will be held in a virtual format meeting only, via the Internet, with no physical in person meeting. You may attend the virtual Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245. You will need the 16-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties during the log in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page.

Every holder of record of Common Stock of the Company at the close of business on March 31, 2020 (the "record date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 14, 2020 to May 28, 2020, at the headquarters of the Company located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If, due to COVID-19, our headquarters is closed during the ten days prior to the Annual Meeting, you may send a written request to Marc N. Bell, the secretary of the Company, at our principal executive offices, and we will arrange a way for you to inspect the list. The list will also be available at the virtual Annual Meeting at https://web.lumiagm.com/254176245. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2019 are enclosed herewith.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Miami, Florida
April 24, 2020

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
4400 Biscayne Boulevard
Miami, Florida 33137
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

INTRODUCTION
The board of directors of Vector Group Ltd., a Delaware corporation (the “Company” or “Vector”) is soliciting the proxy accompanying the proxy statement for use at the annual meeting of stockholders to be held virtually via the Internet on Thursday, May 28, 2020, at 10:00 a.m., and at any postponement or adjournment. The Company’s offices are located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, and its telephone number is (305) 579-8000.
In light of the COVID-19 outbreak, for the safety of our stockholders, our directors, our officers and our employees, and taking into account recent federal, state and local guidance, we have determined that the Annual Meeting will be held in a virtual format meeting only, via the Internet, with no physical in person meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiagm.com/254176245. You will need the 16-digit control number printed on your proxy card to participate in the Annual Meeting. We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
Whether or not you expect to attend the virtual meeting, please sign and return the enclosed proxy as soon as possible in the enclosed postage pre-paid envelope.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Every holder of record of Common Stock of the Company at the close of business on March 31, 2020 is entitled to notice of the meeting and any adjournments or postponements and to cast at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 148,084,900 shares of Common Stock.
Any stockholder who has given a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at, or prior to the annual meeting, to Marc N. Bell, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.
The presence at the annual meeting or representation by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. The affirmative vote of holders of a plurality of the shares represented and entitled to vote is required for the election of each director. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the advisory approval of the say on pay vote, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the stockholder's non-binding proposal requesting that the Company adopt a "Proxy Access" By-Law, and abstentions will have the effect of votes against each such matter.
Except for the ratification of the auditors, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the “broker non-votes” may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.
All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted “FOR” the election of the board’s nominees as directors, the advisory say on pay vote and the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and "AGAINST" the stockholder's non-binding proposal requesting that the Company adopt a "Proxy Access" By-Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:

•	each person known to the Company to own beneficially more than five percent of the Common Stock;

•	each of the Company’s directors and nominees;

•	each of the Company’s named executive officers shown in the Summary Compensation Table below; and

•	all directors and executive officers as a group.
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	17,977,063	12.14%
Dr. Phillip Frost (2) 4400 Biscayne Boulevard Miami, FL 33137	14,763,520	9.97%
The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	13,645,618	9.21%
Renaissance Technologies LLC (4) 800 Third Avenue New York, NY 10022	10,092,137	6.82%
Howard M. Lorber (5) (7) (8) 4400 Biscayne Boulevard Miami, FL 33137	6,743,059	4.48%
Bennett S. LeBow (6) (7) 667 Madison Avenue New York, NY 10065	5,849,355	3.95%
Stanley S. Arkin (7)	46,567	(*)
Henry C. Beinstein (7) (9)	143,351	(*)
Paul V. Carlucci (7)	14,173	(*)
Jean E. Sharpe (7) (10)	149,335	(*)
Barry Watkins (7)	14,173	(*)
Richard J. Lampen (8) (11) (12)	693,037	(*)
J. Bryant Kirkland III (8) (13)	408,025	(*)
Marc N. Bell (8) (14)	303,634	(*)
Ronald J. Bernstein (7) (15)	82,630	(*)
All directors and executive officers as a group (11 persons)	14,447,339	9.55%
___________________________
(*) The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)	Based on Schedule 13-G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on February 4, 2020.

(2)
Based upon Schedule 13-D/A filed by Dr. Frost with the SEC on December 10, 2019, which reports ownership of 14,746,422 shares of Common Stock owned by Frost Gamma Investments Trust (“Frost Gamma Trust”), a trust organized under Florida law. Dr. Frost is the sole trustee of Frost Gamma Trust. As the sole trustee, Dr. Frost may be deemed the beneficial owner of all shares owned by Frost Gamma Trust, by virtue of his shared power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by these trusts. Frost Gamma Limited Partnership (“Frost Gamma LP”) is the sole and exclusive beneficiary of Frost Gamma Trust. Dr. Frost is one of two limited partners of Frost Gamma LP. The general partner of Frost Gamma LP is Frost Gamma, Inc. Includes 17,098 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.

(3)
Based on Schedule 13-G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 12, 2020. Includes 212,494 shares, where Vanguard has sole voting and dispositive power, owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, and 24,848 shares, where Vanguard has sole voting power, owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard.

(4)	Based on Schedule 13-G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holding Corporation with the SEC on February 13, 2020.

(5)
Includes 1,831,964 shares of Common Stock held directly by Mr. Lorber, 2,629,035 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership and 19 shares in an Individual Retirement Account. Mr. Lorber's beneficial ownership also includes 2,282,041 shares of Common Stock that may be acquired by him within 60 days upon exercise of options. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnerships and by himself. Lorber Alpha II, LLC, a Delaware limited liability company, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the managing member of Lorber Alpha II, LLC. Mr. Lorber disclaims beneficial ownership of 12,502 shares of Common Stock held by Lorber Charitable Fund, which are not included. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(6)
Includes 3,002,032 shares held directly by Mr. LeBow, 2,066,428 shares of Common Stock held by LeBow Gamma Limited Partnership, a Delaware limited partnership, and 780,895 shares of Common Stock held by LeBow Alpha LLLP, a Delaware limited liability limited partnership. There are 927,477 common shares and 2,063,955 common shares held by Mr. LeBow in three separate accounts that are pledged to collateralize two separate margin loans. LeBow 2011 Management Trust is the managing member of LeBow Holdings LLC, a Delaware limited liability company, which is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. LeBow Holdings LLC is the general partner of LeBow Alpha LLLP, which is the controlling member of LeBow Epsilon 2001 LLC, which is the general partner of LeBow Epsilon 2001 Limited Partnership. Mr. LeBow is trustee of LeBow 2011 Management Trust, a director and officer of LeBow Gamma, Inc. and a manager of LeBow Epsilon 2001 LLC.

(7)	The named individual is a director of the Company.

(8)	The named individual is an executive officer of the Company.

(9)	Includes 878 shares beneficially owned by Mr. Beinstein’s spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.
(10) Includes 130,096 shares held by Wisdom Living Trust, of which Ms. Sharpe is a trustee and primary beneficiary. There are 28,460 shares held by Wisdom Living Trust that are pledged to collateralize a margin loan.
(11) Includes 6,179 shares held by Mr. Lampen's spouse, as to which Mr. Lampen disclaims beneficial ownership.

(12)	Includes 415,372 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of the record date.

(13)	Includes 249,221 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.

(14)	Includes 214,043 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of record date.

(15)	The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands LLC and Liggett Group LLC.

EXECUTIVE OFFICERS OF THE COMPANY
Information regarding each of the executive officers of the Company, including name, age, positions and offices held with the Company, and term of office as an officer of the Company, is provided in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

BOARD PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS
The Company's Bylaws provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at eight. The present term of office of all directors will expire at the 2020 annual meeting. Eight directors are to be elected at the 2020 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.
It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.
The affirmative vote of the holders of a plurality of the shares represented at the annual meeting and entitled to vote on the election of directors is required to elect each director.
The Board of Directors recommends that stockholders vote “FOR” election of the nominees named below.
Information with Respect to Nominees
The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address	Age	Principal Occupation
Bennett S. LeBow	82	Chairman of the Board; Private Investor
Howard M. Lorber	71	President and Chief Executive Officer
Ronald J. Bernstein	67	Non-Executive Chairman of the Board of Managers of Liggett Vector Brands LLC and Senior Advisor to Liggett Group LLC
Stanley S. Arkin	82	Stanley S. Arkin PLLC and Chairman of The Arkin Group LLC
Henry C. Beinstein	77	Partner, Gagnon Securities LLC
Paul V. Carlucci	72	Private Investor
Jean E. Sharpe	73	Private Investor
Barry Watkins	55	CEO of Clairvoyant Media Strategies and Senior Advisor, Madison Square Garden Company

Business Experience and Qualifications of Nominees
The Company believes that the combination of the various qualifications, skills and experiences of its directors contribute to an effective and well-functioning board and that individually and, as a whole, the directors possess the necessary qualifications to provide effective oversight of the business, and provide quality advice to the Company’s management. Details regarding the experience and qualifications of the directors are set forth below.
Bennett S. LeBow is the Chairman of the Company’s Board of Directors and has been a director of the Company since October 1986. Mr. LeBow, currently a private investor, served as the Company's Chairman and Chief Executive Officer from June 1990 to December 2005 and Executive Chairman from January 2006 until his retirement on December 30, 2008. He served as Chairman of the Board of Signal Genetics Inc. (NASDAQ: SGNL) from January 2010 to February 2017, when it was acquired by Miragen Therapeutics, Inc. (NASDAQ: MGEN). Mr. LeBow served as Chairman of the Board of Directors of Borders Group Inc. from May 2010 until January 2012 and, from June 2010 until January 2012, as Chief Executive Officer of Borders Group Inc., which filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code in February 2011. Mr. LeBow was Chairman of the Board of New Valley Corporation (“New Valley”) from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest, became engaged in the real estate business and began seeking to acquire additional operating companies and real estate properties. Mr. LeBow’s pertinent experience, qualifications, attributes and skills include his decades of experience as an investor and the knowledge and experience in the cigarette industry he has attained through his service as the Company's Chief Executive Officer from 1990 to 2005 and as Chairman of the Board since 1990.
Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006. He served as President and Chief Operating Officer of the Company from January 2001 to December 2005 and has served as a director of the Company since January 2001. He has also served as Chairman of the Board of Directors since 1987 and Chief Executive Officer from November 1993 to December 2006 of Nathan’s Famous, Inc. (NASDAQ: NATH), a chain of fast food restaurants; Chairman of the Board of Ladenburg Thalmann Financial Services (NYSE American: LTS) from May 2001 to July 2006 and Vice Chairman from July 2006 to February 2020; and as a director of Clipper Realty Inc. (NYSE: CLPR) since July 2015. Mr. Lorber was a member of the Board of Directors of Morgans Hotel Group Co. (NASDAQ: MHGC) from March 2015 until November 2016 and served as Chairman from May 2015 to November 2016. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley, where he also served as a director. Mr. Lorber was Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber's pertinent experience, qualifications, attributes and skills include the knowledge and experience in the real estate and cigarette industry he has attained through his service as our President and a member of our Board of Directors since 2001 as well as his service as a director of other publicly-traded corporations.
Ronald J. Bernstein has been a director of the Company since March 2004. Until his retirement on March 31, 2020, Mr. Bernstein had served as President and Chief Executive Officer of Liggett Group LLC, an indirect subsidiary of the Company, since September  2000 and of Liggett Vector Brands LLC, an indirect subsidiary of the Company, since March 2002. On April 1, 2020, he became Non-Executive Chairman of Liggett Vector Brands and Senior Advisor to Liggett Group LLC. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer. Mr. Bernstein’s pertinent experience, qualifications, attributes and skills include the knowledge and experience in the cigarette industry, which is the primary contributor to the Company's earnings, he has attained through his employment by our tobacco and real estate subsidiaries since 1991.
Stanley S. Arkin has been a director since November 2011. Mr. Arkin is the founder of Stanley S. Arkin PLLC, a law practice in New York, NY, and serves as Chairman of The Arkin Group, a private intelligence agency. Mr. Arkin was a member of the Board of Directors of Authentic Fitness Corp, a fitness apparel company that ceased to be publicly traded in 1999, from 1995 to 1998. He is a member of the Council on Foreign Relations, has served on or chaired numerous committees in other professional organizations, such as the American College of Trial Lawyers, the Judicial Conference of the State of New York, the Association of the Bar of the City of New York, the American Bar Association, the New York State Bar Association, and the New York County Lawyers Association and is the author of the Business Crime book series and many articles published in the New York Law Journal and other publications. Mr. Arkin’s pertinent experience, qualifications, attributes and skills include his managerial experience, financial literacy and the knowledge and experience he has attained through his career in the legal profession as well as his service as a director of a publicly-traded corporation.

Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer and FINRA member firm, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein also served as a director of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS) and Castle Brands Inc. (NYSE American: ROX), prior to the sale of these companies in February 2020 and October 2019, respectively. Mr. Beinstein has been licensed as a Certified Public Accountant in the state of New York since 1968. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.
Paul V. Carlucci has been a director of the Company since March 2018 and was the Chairman and Chief Executive Officer of News America Marketing, a subsidiary of News Corporation (NASDAQ: NWSA) and a single-source provider of consumer advertising and promotional services, from October 1997 until his retirement in June 2014.  He also served as publisher of the New York Post from September 2005 to September 2012 and was a member of the Executive Committee of News Corporation from October 1996 until his retirement in June 2014.  He continued to consult to News Corporation until June 2017.  He was also President and CEO of News America Publishing, Inc. (the parent company of TV Guide, Weekly Standard and News America New Media), and has held executive positions in Caldor, Inc., a 175-store general merchandise chain, RH Macy’s and the New York Daily News.  He has also served on the Boards of Directors of Herald Media, Inc., the American Jewish Committee, the Children’s Miracle Network and the Guardian Angels.  Mr. Carlucci holds a Bachelor of Science degree in Marketing from Fordham University. Mr. Carlucci’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as an executive officer of large media corporations and his expertise in marketing and communications involving various industries, including the U.S. tobacco industry and the New York metropolitan area real estate market.
Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993. Ms. Sharpe has been a member of the New York State Bar Association since 1979. Ms. Sharpe’s pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience she has attained as serving as our general counsel from 1988 until 1993 and her service as a director of the Company.
Barry Watkins has been a director of the Company since March 2018 and has been CEO of Clairvoyant Media Strategies, one of the country's most in-demand media training companies, since 2018. From July 2017 to January 2019, he was Of Counsel to DKC, a full-service public relations, marketing and government affairs firm. He also serves as a senior advisor to the Madison Square Garden Company (NYSE: MSG).  From 1997 to November 2017, Mr. Watkins was head of communications for Madison Square Garden L.P., Madison Square Garden Company and MSG Networks Inc. (NYSE: MSGN) and served as Executive Vice President and Chief Communications Officer from 2010 until November 2017. In his role, Mr. Watkins oversaw MSG's communications and government relations activities, as well as its extensive philanthropic efforts, and, from 2010 to 2014, the human resources department of the MSG companies. Since 2014, Mr. Watkins has also served as Chairman of the Garden of Dreams Foundation, a non-profit organization that works with the MSG companies to positively impact the lives of children facing obstacles. Mr. Watkins is a graduate of St. John’s University. The pertinent experience, qualifications, attributes and skills of Mr. Watkins include his managerial experience as well as the knowledge and experience in communications, government relations and human resources that he attained through his service as an executive officer of publicly-traded corporations.
Board of Directors and Committees
The board of directors held nine meetings in 2019 and currently has eight members. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee on which the director served as a member during such period. To ensure free and open discussion and communication among the independent directors of the board, the independent directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.
The Company’s Corporate Governance Guidelines provide that the board shall be free to choose its chair in any way it deems best for the Company at any time. The board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The roles of Chief Executive Officer and Chairman of the Board are presently held by two different directors. The

Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, reviews the agenda for board meetings and presides over meetings of the full board.
The board of directors oversees the risks that could affect the Company through its committees and reports from officers responsible for particular risks within the Company.
The board of directors has four committees established in accordance with the Company’s Bylaws: an executive committee, an audit committee, a compensation and human capital committee, and a corporate governance and nominating committee. The board has determined that, other than Ronald J. Bernstein, the Company’s non-employee directors (Stanley S. Arkin, Henry C. Beinstein, Paul V. Carlucci, Bennett S. LeBow, Jean E. Sharpe and Barry Watkins) have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation and human capital committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.
The executive committee, whose members are presently Messrs. LeBow, chairman, and Lorber, did not meet in 2019. The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.
The audit committee, whose members are presently Messrs. Beinstein, chairman, and Carlucci and Ms. Sharpe, met six times in 2019. The committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the board’s primary risk oversight has been assigned to the audit committee, the full board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s board of directors and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report.” Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the SEC. The board of directors has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the SEC.
The compensation and human capital committee, whose members are presently Messrs. Arkin, chairman, and Carlucci, and Ms. Sharpe, met five times in 2019. The committee is governed by a written charter. The compensation and human capital committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation and human capital committee with its responsibilities, the compensation and human capital committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. See “Compensation Discussion and Analysis” for a discussion of the consulting services provided to the compensation and human capital committee by GK Partners in the past. In June 2019, the compensation and human capital committee engaged FTI Consulting, Inc. to provide consulting services with respect to the Company's compensation program in the 2020 compensation year. The compensation and human capital committee has assessed the independence of FTI Consulting pursuant to SEC and New York Stock Exchange rules and concluded that work performed by FTI Consulting for the compensation and human capital committee does not raise any conflict of interest. The compensation and human capital committee reviews, approves and administers management compensation and executive compensation plans and is responsible for management development and succession planning, overseeing human capital management initiatives (including diversity and inclusion), overseeing the Executive Compensation Clawback Policy and overseeing stockholder communications and engagement efforts with stockholders on executive compensation. The compensation and human capital committee also administers the Company’s Amended and Restated 1999 Long-Term Incentive Plan (the “1999 Plan”) and the Senior Executive Incentive Compensation Plan (the “Bonus Plan”) and the 2014 Management Incentive Plan (the “2014 Plan”). See “Compensation Discussion and Analysis.” In March 2009, the compensation and human capital committee formed a Performance-Based Compensation Subcommittee (the “Subcommittee”), which consists of Messrs. Arkin and Carlucci, and delegated to the Subcommittee the authority to grant compensation to executive officers that is intended to qualify as “performance-based compensation” exempt from the $1,000,000 deduction limitation of Section 162(m) of the Internal Revenue

Code of 1986, as amended. The Subcommittee administers the participation of named executive officers in the Bonus Plan, the 1999 Plan and the 2014 Plan.
The corporate governance and nominating committee, whose members are presently Ms. Sharpe, chair, and Messrs. Arkin, Beinstein and Watkins, met two times in 2019. The committee is governed by a written charter. This committee is responsible for the oversight of risks relating to board succession planning. The committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the board the corporate governance guidelines and code of business conduct and ethics applicable to the Company, and oversees the evaluation of the board and management. In recommending candidates for the board, the committee takes into consideration applicable to independence criteria and the following criteria established by the board in the Company’s corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to board and committee matters;

•
the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.
The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to Marc N. Bell, the secretary of the Company, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.
Corporate Governance Updates
In June 2019, the board asked management and outside counsel to review the Company's governance practices and propose enhancements that align with market better-practices. Although this review remains ongoing, in March 2020, the board approved certain amendments to the Company’s Bylaws to, among other things, adopt a market-standard proxy access bylaw. Proxy access permits a stockholder (or a group of up to 20 stockholders), owning at least three percent of the Company's outstanding shares of common stock continuously for at least three years to nominate and include in the Company's proxy materials, director nominees constituting the greater of two directors or twenty percent of the total number of directors of the Company, provided the stockholder or group of stockholders and nominees satisfy the requirements set forth in Section 14 of Article II of the Company's Bylaws.
Under the Company's Equity Retention and Hedging Policy, adopted in January 2013 and amended in April 2020, each executive officer is required to retain at least 25% (after taxes and exercise costs) of shares of Common Stock acquired by them under an incentive equity or option award granted to them after January 1, 2013 (“Award Shares”) and executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging.
For both executive officers and directors, prohibited activities under the Company's Equity Retention and Hedging Policy include:
•Trading in publicly-traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

The Board has also recently approved a number of updates to the Company’s Corporate Governance Guidelines and Code of Business Ethics. In addition, both the compensation and human capital committee and the corporate governance and nominating committee adopted revised charters.
The Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics, Equity Retention and Hedging Policy, Stock Ownership Guidelines, Executive Compensation Clawback Policy and current copies of the charters of the Company’s audit committee, compensation and human capital committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (http://www.vectorgroupltd.com/investor-relations/corporate-governance/) and are also available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The Company designed its compensation program in 2019 with an intent to maximize stockholder returns and deliver compensation in a manner that supports long-term value creation for the Company. Compensation for the Company's named executive officers is largely at-risk; annual incentive awards are contingent upon the Company meeting various performance goals that are consistent with the Company's business plan and annual long-term equity incentive awards in the form of stock options that cliff vest after four years further align management with the interests of the Company's long-term stockholders. The Company's compensation and human capital committee recognizes, and its policies reflect, that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. Moreover, both of these industries are impacted by exogenous forces.
Beginning in 2016, Vector meaningfully enhanced its stockholder outreach program to expand the scope of its discussions with institutional investors beyond the traditional emphasis on Vector's Tobacco and Real Estate operations and engaged in productive dialogue on a variety of corporate and governance-related matters. The Company is committed to sound governance policies and practices, values stockholder input, and takes into consideration the views of its stockholders as it assesses and refines its means of most effectively incentivizing management to enhance long-term stockholder value.
Executive Compensation Philosophy
The compensation and human capital committee's primary objectives for our executive compensation program are:

•	to base a meaningful portion of management’s pay on achievement of the Company’s annual and long-term goals to ensure alignment of pay and performance;

•	to provide long and short-term incentives intended to reward executives for actions that create and enhance sustainable stockholder value;

•	to provide competitive levels of compensation;

•	to recognize individual initiative and achievement; and

•	to assist the Company in attracting talented executives to a challenging and demanding environment, and retain them for the benefit of the Company and its subsidiaries.
The Company strives to achieve these objectives through compensation arrangements that put a substantial portion of the executives’ overall compensation at risk so that compensation is only paid if the Company's financial performance goals are met. While the compensation of the Company’s most senior executives is largely the result of negotiated agreements (which are reviewed annually), the Company’s overall compensation philosophy is intended to reward its executives with fully competitive compensation, while providing opportunities to reward outstanding performance with above-average total compensation.
The Company's compensation and human capital committee has recognized that Vector is a complex and diversified company that operates in two challenging industries - tobacco and real estate. The compensation and human capital committee has also recognized that the Company's diversification creates difficulties in establishing appropriate “peer groups” permitting meaningful comparison to the Company. Due to the disparities in financial and operational characteristics between the Company and potential comparator companies, the compensation and human capital committee has chosen not to formally benchmark compensation levels for management relative to any specified group of comparable companies. Instead, the compensation and human capital committee directed its compensation consultant to provide an analysis of relevant market executive compensation practices to appropriately inform its deliberations with regard to these practices as they pertain to the Company's business. In establishing levels of executive compensation in 2019, the compensation and human capital committee considered Vector's well-established record of strong operating performance.
The Company has taken significant steps toward compensation risk-mitigation and other long-term objectives to further align the interests of management with those of long-term stockholders. Since 2013, the Company has implemented significant enhancements to discourage excessive risk-taking by adopting an Executive Compensation Clawback Policy, an Equity Retention and Hedging policy that prohibits hedging by executive officers and requires executive officers to retain at least 25% (after taxes and exercise costs) of the shares of common stock acquired under an incentive, equity or option award granted to them after January 1, 2013 and Stock Ownership Guidelines that required each executive officer to hold a specified amount of common stock of the Company until normal retirement age. In addition, over the past seven years, the Company's annual award of long-term equity compensation to its named executive officers (other than Mr. Bernstein) has been in the form of stock options that cliff vest on the fourth anniversary of the date of grant. This vesting schedule was chosen to incentivize executives to focus on long-term strategic directives.

The compensation and human capital committee may from time-to-time retain independent compensation consultants to render advice and guidance in assessing whether the Company's compensation program is reasonable and competitive. In the past, the compensation and human capital committee engaged GK Partners Inc. to provide advice on the 2014 Plan and its administration, amendments to Mr. Bernstein's employment agreement and certain policies relating to the Company's executive compensation program.
Following the 2019 annual meeting, in June 2019, the compensation and human capital committee began the process of internally reviewing our executive compensation program and interviewed leading compensation consultants to gain fresh perspective. Subsequently, the compensation and human capital committee engaged FTI Consulting to provide a view to implement any appropriate changes to the Company's compensation program in the 2020 compensation year, which will be reflected in the Company's 2021 proxy statement.
FTI Consulting is directed by, and only provides services to, the compensation and human capital committee.
Compensation Highlights

What we do	What we don’t
Pay for performance and align interests of executives with those of long-term stockholders	No single-trigger cash severance upon a change in control
Majority of incentives in the form of stock options which cliff vest after 4 years	No repricing of stock options
Hold-until-retirement requirements applicable to 25% of all equity granted to executives	No hedging of stock permitted
Clawback policy - which provides for recoupment of previously earned incentives - is a pre-condition to receiving incentive-based compensation	No dividends paid on unearned equity awards

Compensation Mix
Beginning in 2013, Vector’s executive compensation mix has become increasingly performance-based and consequently more clearly aligned with stockholder interests. The following charts illustrate the mix between direct compensation elements (base salary, annual cash bonus, and long-term equity incentives) for Vector's Chief Executive Officer and other named executive officers and compare the years ended December 31, 2012 and 2019, respectively. These charts demonstrate how the Company's performance-based direct compensation has increased as a percentage of total direct compensation for these officers since the year ended December 31, 2012.

Response to 2019 Say on Pay Vote Results
At the 2019 annual meeting of stockholders, the Company held its annual say on pay vote and approximately 49.1% of the Company's stockholders voted “for” the compensation of the Company's named executive officers. The Company's compensation and human capital committee thoughtfully considered the result of the 2019 vote in conducting the ongoing review and administration of management compensation.
As a result of the vote, the compensation and human capital committee began the process of reviewing the Company's executive compensation program by engaging FTI Consulting with a view to implementing any appropriate changes to our executive compensation program in the 2020 compensation year as the executive compensation planning and decision-making for fiscal 2019 had taken place before the 2019 annual meeting. In addition, the board also asked management and outside counsel to review the Company's governance practices and propose enhancements that align with market better-practices. Although this review remains ongoing, in March 2020, the Board approved certain amendments to the Company’s Bylaws to, among other things, adopt a market-standard proxy access bylaw. The Board also approved a number of updates to the Company’s corporate governance guidelines and code of business conduct and ethics. In addition, each of the compensation and human capital committee and the corporate governance and nominating committees adopted revised charters. Copies of these updated policies and revised charters are available on our website at www.vectorgroupltd.com/investor-relations/corporate-governance/.
In prior years, the Company has solicited feedback from its stockholders regarding the Company’s executive compensation. In so doing, the Company has explained the challenges faced by the Company in establishing compensation levels under its bifurcated business model, including how the Company’s diversification creates difficulties in establishing executive compensation “peer groups,” making it difficult to establish an appropriate barometer to measure the Company's compensation package. Certain concerns raised, such as the size of restricted stock awards to the CEO in 2014 and 2015 and the inclusion of “catch-up” adjusted EBITDA provisions in performance-based restricted stock awards granted in 2014 and 2015, are no longer a part of the Company’s current executive compensation program.
Most recently, following the 2019 annual meeting of stockholders, the Company requested telephonic meetings with each institutional stockholder owning more than two percent (2%) of the Company’s stock - in aggregate approximately 40% of the Company's outstanding shares, in order to ensure the board understands and considers issues that are important to the Company's stockholders. Subsequent to this outreach, the Company, including an independent director, engaged with institutional investors representing in aggregate approximately 14% of the outstanding shares, as well as a proxy advisory firm.
Investor feedback was primarily focused on governance and executive compensation as listed below. In these discussions, investors:
Governance:

•	Conveyed that the overall governance of the Company was generally in line with peer companies

•	Requested that the Company consider adopting proxy access in line with market practices

•	Appreciated the gender diversity on the board
Executive Compensation

•
Acknowledged the relative difficulty in benchmarking for the Company given that it operates in two challenging industries which have distinct disparities between financial and operational characteristics

•	Supported the Company’s intent to primarily focus on performance incentives, while expressing a preference for long-term versus short-term incentives

•	Validated the Company’s use of stock options as an appropriate incentive award bolstered by the four-year cliff vesting

•	Affirmed that the hold-until-retirement stock holding requirements align executives’ interests with those of long-term stockholders

•	Requested additional transparency into the Committee’s compensation process
This feedback was conveyed to the entire Board and was considered in subsequent Board discussions. The disclosure is aligned with the compensation and human capital committee’s approach to being more transparent.
Upon recommendation of the corporate governance and nominating committee, the Board approved an amendment to the Company's Bylaws on March 5, 2020 to permit stockholder proxy access.
The compensation and human capital committee continues to thoughtfully consider the feedback received from the Company's institutional investors with respect to the Company's executive compensation program. While specific changes to the Company's executive compensation program have not yet been implemented, the compensation and human capital committee expects to consider these concerns in the design of the Company's compensation program for 2020 and thereafter.
At the same time, in light of the numerous uncertainties in the global business environment that have been created by the COVID-19 pandemic, including the potential for significant impact to 2020 financial results, the Company continues to review its compensation program for 2020 and will carefully consider both the challenges created by COVID-19 as well as stockholder feedback in determining our 2020 compensation program.
See the discussion of this year's say on pay vote at “Board Proposal 2 - Advisory Vote on Executive Compensation” for further discussion.
Compensation Components
The key components of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus pursuant to the 2014 Plan, equity awards under the 1999 Plan and the 2014 Plan and various benefits, including the Company’s Supplemental Retirement Plan, the Liggett Vector Brands Inc. Savings Plan (the “401(k) Plan”) and the use of corporate aircraft by the President and Chief Executive Officer. The employment agreements with the Company’s named executive officers also provide for severance compensation in the event of termination other than for cause during the term of the agreement or, in certain cases, following a change in control of the Company during the term of the agreements.
Base Salary
Base salaries for the Company’s named executive officers are established based on their overall business experience and managerial competence in their respective roles, as well as their personal contributions to the Company and are intended to provide competitive levels of fixed compensation. The compensation and human capital committee believes that executive base salaries should be targeted at competitive levels while rewarding long-term outstanding performance with above-average total compensation. Base salaries are reviewed annually, based on recommendations by the Company’s Chief Executive Officer with respect to the salaries of executive officers other than himself, and may be increased from time to time based on review of the Company's results and individual executive performance. An automatic cost of living adjustment to base salary is included under the terms of Mr. Lorber's employment agreement such that his base salary was increased $51,235 for 2019. The compensation and human capital committee did not adjust the salaries of the other named executive officers in 2019.
Annual Incentive Awards
The Company's executive officers are eligible to earn annual cash incentive awards under the 2014 Plan. The compensation and human capital committee has delegated to its Performance-based Compensation Subcommittee, which consisted of Messrs. Arkin and Carlucci, the authority to select participants in the 2014 Plan, determine the amount of their annual award opportunities, select the performance criteria and the performance goals for each year, determine whether the performance goals have been met and administer and interpret the 2014 Plan. An eligible executive may (but need not) be selected to participate in annual incentive awards under the 2014 Plan.
In 2019, each of the Company's named executive officers participated in the annual cash incentive program under the 2014 Plan. The annual incentive performance criteria for 2019 varied among the participants depending upon the entity that employed the participant after considering the differing regulatory and competitive landscapes. For Messrs. Lorber, Lampen, Kirkland and Bell, as in previous years, the criteria for 2019 were 37.5% for adjusted earnings before interest and taxes, or Adjusted EBIT, as defined in the 2014 Plan, of Liggett; 37.5% for distributions to stockholders of the Company; and 25% for adjusted earnings before interest, taxes and amortization, or Adjusted EBITA, as defined in the 2014 Plan, of Douglas Elliman Realty, LLC (“Douglas Elliman”). For Mr. Bernstein, 50% is based on Liggett Adjusted EBIT, as defined, and 50% is based on Liggett Volume. These measures were chosen because Adjusted EBIT is commonly used to measure performance in the tobacco industry and Adjusted EBITA is commonly used to measure performance in the real estate brokerage industry. In each case, these criteria are the principal drivers of business performance and stockholder value in those industries.
For 2019, like 2018 and prior years and in accordance with the terms of their respective employment agreements, Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein remained eligible to receive a target annual incentive opportunity of 100%, 50%, 33.33%, 25% and 100% of their respective base salaries. The Company has not increased the target percentage annual incentive opportunity for any of its named executive officers from the percentage set forth in each named executive officer's employment agreement.
Depending on the level of achievement of the performance criteria, the actual annual incentive payments could exceed the target annual incentive amount for each of Messrs. Lorber, Lampen, Kirkland and Bell up to a maximum payout of 125% of target, where as Mr. Bernstein's maximum payout is 100% of target (see “Grants of Plan-Based Awards in 2019”). The Subcommittee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the annual incentive program granted under the 2014 Plan.
The 2019 performance necessary for Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein to receive annual incentive awards at the target level were set at levels which were believed to be rigorous, but reasonably achievable, based on internal corporate plans.
For Messrs. Lorber, Lampen, Kirkland and Bell, the performance necessary to achieve the minimum, target or maximum awards in 2019 was as follows:

•
percentages of the target cash incentive opportunity based on Liggett Adjusted EBIT were $237,250,000 (50%), $247,250,000 (100%), and $252,250,000 and above (125%); the actual Liggett Adjusted EBIT for 2019 were $267,100,000;

•
percentages of the target cash incentive opportunity based on cash dividends per share of the Company were $1.40 (50%), $1.60 (100%), and $1.80 and above (125%); the actual cash dividends paid in 2019 were $1.60 per share; and,

•
percentages of the target cash incentive opportunity based on Douglas Elliman Adjusted EBITA were $12,500,000 (50%), $17,500,000 (100%), and $22,500,000 and above (125%); the actual Douglas Elliman Adjusted EBITA for 2019 were $23,552,000. The compensation and human capital committee considered the cyclical nature of the real estate market in the U.S. including, among other things, the impact of the limitation on the income tax deductibility in the U.S. of state and local taxes on the New York metropolitan market, where the majority of Douglas Elliman's closed sales occur, when the target cash incentive opportunity for Douglas Elliman Adjusted EBITDA were reduced from prior year levels.

Based on actual 2019 results compared to the established performance criteria, annual cash incentive payments equal to 115.625% of target amounts were achieved and awarded to Messrs. Lorber, Lampen, Kirkland and Bell.

For Mr. Bernstein, the performance necessary to achieve the minimum target or maximum incentive award in 2019 was as follows:

•
percentages of target cash incentive opportunity based on Liggett Adjusted EBIT were $247,250,000 (50%) and $252,250,000 and above (100%); the actual Liggett Adjusted EBIT for 2019 were $267,100,000; and,

•
percentages of target cash incentive opportunity on Liggett Volume of 8.25 billion units (50%) and 8.75 billion units (100%); the actual Liggett Volume for 2019 was 8.97 billion units. The compensation and human capital committee considered the historical declines in unit volumes in the U.S. Cigarette industry, which have ranged between 3% to 5% in recent years, in determining the 2019 target cash incentive opportunity on Unit volume

Based on actual 2019 results compared to the established performance criteria, 100% of Mr. Bernstein’s target incentive opportunity was achieved and awarded to him.
Bonus amounts for achieving performance criteria in between the amounts listed above are determined by linear interpolation between the higher and lower amounts. The actual performance-based incentive payments made to the selected participants for the years ended December 31, 2017, 2018 and 2019 are set forth in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Annual incentive compensation earned by named executive officers after February 26, 2014 is subject to the Company's Executive Compensation Clawback Policy.
Equity Compensation
Long-term equity compensation is intended to provide a variable pay opportunity that rewards long-term performance by the Company as a whole and serves as a significant incentive to remain with the Company. In establishing long-term equity compensation awards, the compensation and human capital committee has considered the historical returns generated by the Company. In 2019, the Company's annual long-term equity compensation program for its named executive officers (other than Mr. Bernstein) consisted of stock option awards.
On February 27, 2019, the Subcommittee granted options to Messrs. Lorber (262,500 shares), Lampen (65,625 shares), Kirkland (39,375 shares) and Bell (39,375 shares) to recognize past and current performance and to serve as a means of incentivizing and retaining these key employees. The options granted are ten-year non-qualified options with cliff vesting on the fourth anniversary of grant and an exercise price equal to the market price on the date of grant ($10.92). The options have dividend equivalent rights. Shares received upon exercise of the February 27, 2019 option grants will be subject to the Company's Equity Retention and Hedging Policy. See “Equity Retention Policy.”
Dividend Equivalents
Under the terms of various equity awards made to the Company’s named executive officers under the Company’s stock plans, dividend equivalent payments and distributions are made to the executive officers with respect to the shares of Common Stock underlying the unexercised and unvested portion of the equity awards and the exercise prices of stock options are adjusted to reflect stock dividends. These payments and distributions are made at the same rate as dividends and other distributions paid on shares of the Company’s Common Stock. In 2019, named executive officers earned cash dividend equivalent payments on unexercised stock options (in the case of Messrs. Lorber, Lampen, Kirkland and Bell) and unvested restricted stock (in the case of Mr. Bell only) as follows: Mr. Lorber — $6,286,902; Mr. Lampen — $1,257,904; Mr. Kirkland — $724,952; Mr. Bell — $697,190; and Mr. Bernstein — $0. In accordance with the disclosure rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividend equivalent rights was included in the initial grant date fair value of the underlying option grants which is reported in the Summary Compensation Table.
In 2019, quarterly cash dividends were paid at $0.40 per common share. Effective in the first quarter of 2020, the board determined to reduce the Company's quarterly cash dividend to $0.20 per share and that the Company would no longer pay an annual stock dividend.
Supplemental Retirement Plan
Retirement benefits are designed to reward long and continuous service by providing post-employment security and are an essential component of a competitive compensation package. The Company’s named executive officers and certain other management employees are eligible to participate in the Supplemental Retirement Plan, which was adopted by the board of directors in January 2002 to promote retention of key executives and to provide them with financial security following retirement. As described more fully and quantified in “Pension Benefits at 2019 Fiscal Year End,” the Supplemental Retirement Plan provides for the payment to a participant at his or her normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The single life annuity amounts for the named executives were determined by the Company’s board of directors giving consideration to a variety of pertinent factors including (but not limited to) the executive’s level of annual compensation.
Other Benefits

The Company’s executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and the 401(k) Plan. These benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The Company also provides vacation and other paid holidays to its executive officers, as well as certain other perquisites further described below and in the Summary Compensation Table.
Perquisites
The Company provides the perquisites or personal benefits to its named executive officers discussed below. The Company’s corporate aircraft are made available for the personal use of Mr. Lorber and other executive officers at Mr. Lorber’s discretion. The Company’s corporate aircraft policy permits personal use of corporate aircraft by executives, subject to an annual limit of $200,000 for personal use by Mr. Lorber. For purposes of determining the amounts allowable under this policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service (as distinguished from the aggregate incremental cost approach used for determining the value included in the Summary Compensation Table), and Mr. Lorber and any other executive officers pay income tax on such value. In addition, Mr. Lorber is entitled to a car and driver provided by the Company, a $7,500 per month allowance for lodging and related business expenses, and two club memberships. See the Summary Compensation Table for details regarding the value of perquisites received by the named executive officers.
Change in Control Provisions
The employment agreement entered into between the Company and Mr. Lorber contains change in control provisions. In the event of a change in control that results in a termination of employment by the Company without cause or a resignation for good reason (a “double trigger” change in control provision), Mr. Lorber will receive severance benefits. The purpose of these provisions is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual corporate transactions and/or other fundamental corporate changes and to provide adequate protection to key management personnel in the event that their employment is terminated following a change of control. A change in control provision protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending and by assurance of the payment of severance and benefits for terminated executives. A detailed summary of these provisions is set forth under the heading “Payments Made Upon a Change in Control.”
Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation packages for the Company’s executive officers are not directly inter-related. For example, if it does not appear as though the target annual cash incentive award will be achieved, the number of options that will be granted is not affected. If options that are granted in one year become underwater due to a decline in the Company’s stock price, the amount of the annual cash incentive award or compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable due to a rising stock price, the amount of compensation or annual cash incentive award to be awarded for the next year is not affected. However, the compensation and human capital committee does evaluate the total value of executive remuneration when making decisions with respect to any particular compensation element.
Prohibition on Hedging
The Company's Equity Retention and Hedging Policy, adopted in January 2013 and amended in April 2020, applies to the Company's executive officers and directors. Executive officers are prohibited from participating in certain trading activities with respect to Award Shares, that by their nature would constitute hedging. Directors are prohibited from participating in certain trading activities with respect to Common Stock granted to them in connection with their service on the Board that by their nature would constitute hedging. For both executive officers and directors, such prohibited activities include:
•Trading in publicly-traded options;
•Trading in puts;
•Trading in calls; or
•Trading in other derivative instruments.

Equity Retention Policy
Under its Equity Retention and Hedging Policy, the Company formalized its long-standing practice of significant share retention by senior management. Until normal retirement age as defined in the Company's Supplemental Executive Retirement

Plan, each executive officer is required to retain at least 25% (after taxes and exercise costs) of the executive officer's Award Shares.
Stock Ownership Guidelines
The Company has Stock Ownership Guidelines that are applicable to all named executive officers and each non-employee member of the Board. Under the guidelines, which are phased in within the five years after the date that a covered person becomes a named executive officer or member of the Board, the following ownership requirements exist.

Title	Value of Shares Owned

Chief Executive Officer	3.0	X	Base Salary
Executive Vice Presidents	1.5	X	Base Salary
Other named executive officers	1.0	X	Base Salary
Non-employee directors	2.0	X	Annual Retainer
“Shares owned” for purposes of the policy include shares of the Company's stock owned outright, any shares held under an employee benefit plan, and restricted shares. The valuation of shares includes all shares held beneficially or directly by any covered person or the person's family members or trusts but excludes pledged shares. Compliance is tested on the last day of each quarter. As of December 31, 2019, all covered individuals were in compliance with the guidelines.
Executive Compensation Clawback Policy
The Company has an Executive Compensation Clawback Policy (the “Clawback Policy”), which states as a condition to receive bonus or incentive-based compensation from the Company, each named executive officer must enter into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of the Clawback Policy shall be subject to recovery or “clawback” by the Company. Under the Clawback Policy, if the Company’s financial results are restated, the result of which is that any performance-based compensation would have been lower had it been calculated based on such restated results, the compensation and human capital committee shall review the performance-based compensation received by the named executive officers. If the compensation and human capital committee determines that the performance-based compensation would have been lower and that a named executive officer who received such compensation engaged in fraud, material financial or ethical misconduct or recklessness in the performance of the named executive officer's duties or intentional illegal conduct which materially contributed to the restatement, then the compensation and human capital committee may seek to recover the after-tax portion of the excess amount of performance-based compensation. Under the policy, the compensation and human capital committee has the discretion to determine to seek recovery of the performance-based compensation after notice and an opportunity to be heard is provided to the named executive officer.

Tax and Accounting Implications
Deductibility of Executive Compensation
The compensation and human capital committee and its Subcommittee review and consider the deductibility of executive compensation under Section 162(m) of the Code of 1986, which generally imposes a $1,000,000 limit on the amount that a publicly-traded company may deduct on compensation paid to its chief executive officer, chief financial officer and its three other highest compensated officers, when designing the Company's executive compensation program. In certain situations, the compensation and human capital committee or the Subcommittee has in the past and may in the future approve compensation that will not meet these deductibility requirements in order the ensure appropriate and competitive levels of total compensation for the Company's executive officers. The compensation and human capital committee believes that attracting, retaining and motivating the Company's employees with a compensation program that supports long-term value creation is in the best interests of the Company's stockholders.
Prior to the Tax Cuts and Jobs Act of 2017, Section 162(m) included an exception to the limit for “qualifying performance-based compensation”; however, the Tax Cuts and Jobs Act of 2017 eliminated this exception unless such payment qualifies for transition relief.
As such, compensation paid to named executive officers in excess of $1,000,000 in 2019 will generally not be deductible for federal income tax purposes under Section 162(m) of the Code unless it qualifies for such transition relief.
Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation, including stock option and restricted stock awards under the Company's stock plans, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).
Compensation and Human Capital Committee Report
The compensation and human capital committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Stanley S. Arkin, Chairman
Jean E. Sharpe
Paul V. Carlucci

SUMMARY COMPENSATION TABLE FOR YEARS 2017 — 2019
The following table summarizes the compensation of the named executive officers for the years ended December 31, 2019, 2018 and 2017. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (not taking into account the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column).

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($) (2)	($) (2)	($)(3)	($)(4)	($)		($)
Howard M. Lorber	2019	$3,299,716	—	—	$589,774	$3,815,297	$3,581,571	$389,113	(5)	$11,675,471
President and Chief	2018	$3,248,391	—	—	$1,154,795	$3,411,460	$22,839	$604,142		$8,441,627
Executive Officer	2017	$3,198,494	—	—	$1,348,296	$3,571,278	$2,044,565	$471,299		$10,633,932
Richard J. Lampen	2019	$900,000	—	—	$147,444	$520,313	$423,636	$8,400	(6)	$1,999,793
Executive Vice	2018	$900,000	—	—	$288,699	$472,590	$2,702	$8,250		$1,672,241
President	2017	$900,000	—	—	$337,074	$502,448	$241,836	$8,100		$1,989,458
J. Bryant Kirkland III	2019	$500,000	—	—	$152,993	$192,689	$418,166	$8,400	(6)	$1,272,248
Senior Vice President,	2018	$500,000	—	—	$284,276	$175,016	$51,676	$8,250		$1,019,218
Chief Financial Officer and Treasurer	2017	$500,000	—	—	$306,343	$186,073	$187,347	$8,100		$1,187,863
Marc N. Bell	2019	$425,000	—	—	$152,993	$122,852	$767,308	$8,400	(6)	$1,476,553
Senior Vice President,	2018	$425,000	—	$480,750	$284,276	$111,584	$94,822	$8,250		$1,404,682
General Counsel and Secretary	2017	$425,000	—	—	$306,343	$118,633	$343,770	$8,100		$1,201,846
Ronald J. Bernstein (7)	2019	$1,000,000	—	—	—	$1,000,000	$621,439	$8,400	(6)	$2,629,839
President and Chief	2018	$1,000,000	—	—	—	$1,000,000	$168,968	$8,250		$2,177,218
Executive Officer of Liggett Vector Brands and Liggett	2017	$1,000,000	—	—	—	$1,000,000	$280,744	$8,100		$2,288,844
___________________________

(1)	Reflects actual base salary amounts paid for 2019, 2018 and 2017.

(2)
Represents the aggregate grant date fair value of stock or stock options granted under the 2014 Plan, respectively, during the years ended December 31, 2019, 2018 and 2017 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s audited financial statements for the year ended December 31, 2019 included in its Annual Report on Form 10-K filed with the SEC on March 2, 2020. These grants are subject to continued service conditions; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

(3)
These amounts reflect performance-based cash awards under the 2014 Plan paid during 2020, 2019 and 2018 in respect of service performed in 2019, 2018 and 2017, respectively. This plan is discussed in further detail under the heading “Annual Incentive Awards.”

(4)
Amounts reported represent the increase in the actuarial present value of benefits associated with the Company’s pension plans. Assumptions for 2019 amounts are further described in “Pension Benefits at 2019 Fiscal Year End.” The amounts reflect the increase in actuarial present value for the named executive officer’s benefits under the Supplemental Retirement Plan determined using interest rate, retirement date and mortality rate assumptions consistent with those used in the Company’s financial statements. No amount is payable from this plan before a participant attains age 60 during active service except in the case of death, disability or termination without cause. For Mr. Bernstein, the reported amount also includes a change of $11,317 in 2019 in connection with Liggett Group Inc. Retirement Plan for Salaried Non-Bargaining Unit Employees. There can be no assurance that the amounts shown will ever be realized by the named executive officers.

(5)
Represents perquisites consisting of $290,863 for personal use of corporate aircraft in 2019 and a $90,000 allowance paid for lodging and related business expenses in 2019. Also includes $8,400 for 401(k) Plan matching contributions in 2019. For purposes of determining the value of corporate aircraft use, the personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, aggregate incremental cost for purposes of this table is calculated based on a cost-per-flight-mile charge developed from internal Company data. The charge reflects the direct operating cost of the aircraft, including fuel, additives and lubricants, airport fees and catering. In addition, the charge also reflects an allocable allowance for maintenance and engine restorations.

(6)	Represents 401(k) plan matching contributions.

(7)	Mr. Bernstein retired from the Company, effective March 31, 2020.

Employment Agreements and Severance Arrangements
Compensation arrangements, as reflected in the employment agreements with the Company’s executive officers, are usually negotiated on an individual basis between the Chief Executive Officer and each of the other executives. While the compensation and human capital committee has delegated to the Chief Executive Officer the responsibility of negotiating these employment agreements and his input is given significant consideration by the compensation and human capital committee, the compensation and human capital committee and the board have final authority over all compensation matters.
On January 27, 2006, the Company and Howard M. Lorber entered into an amended and restated employment agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements with the Company and with New Valley. The Amended Lorber Agreement had an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. Under the Amended Lorber Agreement, Mr. Lorber’s base salary is subject to an annual cost of living adjustment. In addition, the Company’s board must periodically review his base salary and may increase but not decrease it from time to time in its sole discretion. Mr. Lorber is eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s annual incentive bonus awards. During the period of his employment, Mr. Lorber is entitled to various benefits, including a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, two club memberships and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as specified in the Amended Lorber Agreement), termination of his employment by him for good reason (as specified in the Amended Lorber Agreement) or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, except as otherwise provided in an award agreement, all of Mr. Lorber’s outstanding equity awards would be vested and any stock options granted after January 27, 2006 would continue to be exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years after a change in control (as defined in the Amended Lorber Agreement) or before a change of control that actually occurs in anticipation of or at the request of a third party effectuating such change in control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber will be indemnified in the event that excise taxes are imposed on change-of-control payments under Section 4999 of the Code.
On January 27, 2006, the Company entered into employment agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President, J. Bryant Kirkland III, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, and Marc N. Bell, the Company’s Senior Vice President, General Counsel and Secretary. The Other Executive Agreements replaced prior employment agreements with the Company or New Valley. The Other Executive Agreements had an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2020, the annual base salaries provided for in these Other Executive Agreements were $900,000 for Mr. Lampen, $500,000 for Mr. Kirkland and $425,000 for Mr. Bell. In addition, the board must periodically review these base salaries and may increase but not decrease them from time to time in its sole discretion. These executives are eligible to receive a target bonus of 50% for Mr. Lampen, 33.33% for Mr. Kirkland and 25% for Mr. Bell, of their base salaries under the Company’s non-equity incentive bonus plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for good reason (as defined in the Other Executive Agreements) or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 50% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% of base salary for Mr. Bell).
On November 11, 2005, Liggett, a wholly-owned subsidiary of the Company, and Ronald J. Bernstein entered into an employment agreement (the “Bernstein Employment Agreement”), pursuant to which Mr. Bernstein serves as President and Chief Executive Officer of Liggett and affiliated companies. The Bernstein Employment Agreement had an initial term expiring December 31, 2008, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within six months before this date. On October 29, 2013, the Bernstein Employment Agreement was amended to increase Mr. Bernstein’s base salary, effective January 1, 2014, to $1,000,000 per annum and eliminate a provision in Mr. Bernstein’s contract that granted him an automatic annual increase in base salary based on a cost of living adjustment. Under the terms of the Bernstein Employment Agreement, Mr. Bernstein was eligible on an annual basis to receive a target bonus of up to 100% of his base salary under the Company’s non-equity incentive bonus plan if Liggett meets certain pre-established operating goals. Prior to Mr. Bernstein's retirement on March 31, 2020, following termination of his employment by the Company without cause or a resignation for good reason, he would have been eligible to continue to receive his base salary for a period of 24 months.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of the Company's CEO to the annual total compensation of the Company's median employee (excluding the CEO) for 2019.
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below because other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
In 2019, there was no change in our employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth below, the Company referenced the median identification analysis from 2018.
For our 2018 analysis, the Company first determined its employee population using a determination date of October 1, 2018. It identified the median employee using a compensation measure consisting of base salary or wages (as applicable), overtime pay, and any bonuses paid during the twelve-month period preceding the determination date. Conforming adjustments were made for permanent employees who were hired during that period and did not receive pay for the full period. Our previously selected median employee was on medical leave during 2019, and, as permitted by SEC guidance was substituted with another employee with substantially similar compensation (based on the compensation measure described above).
The 2019 annual total compensation as determined under Item 402 of Regulation S-K for the Company's CEO was $11,675,471, as reported in the Summary Compensation Table of this proxy statement. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for the median employee identified in 2019 was $73,085. The ratio of the Company's CEO’s annual total compensation to the Company's median employee’s annual total compensation for fiscal year 2019 is 160 to 1.

GRANTS OF PLAN-BASED AWARDS IN 2019
The table below provides information with respect to incentive compensation granted to each of the named executive officers during the year ended December 31, 2019.

								All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

Howard M. Lorber	2/27/2019	—	—	—	—	—	—	—	262,500	$10.92	$589,774
	3/29/2019	—	$3,299,716	$4,124,645	—	—	—	—	—	—	—
Richard J. Lampen	2/27/2019	—	—	—	—	—	—	—	65,625	$10.92	$147,444
	3/29/2019	—	$450,000	$562,500	—	—	—	—	—	—	—
J. Bryant Kirkland III	2/27/2019	—	—	—	—	—	—	—	39,375	$10.92	$152,993
	3/29/2019	—	$166,650	$208,313	—	—	—	—	—	—	—
Marc N. Bell	2/27/2019	—	—	—	—	—	—	—	39,375	$10.92	$152,993
	3/29/2019	—	$106,250	$132,813	—	—	—	—	—	—	—
Ronald J. Bernstein	3/29/2019	—	$1,000,000	$1,000,000	—	—	—	—	—	—	—
___________________________

(1)
Represents the awards made under the 2014 Plan on March 29, 2019. In 2019, target levels were equal to 100% of base salary for Messrs. Lorber and Bernstein, 50% of base salary for Mr. Lampen, 33.33% of base salary for Mr. Kirkland and 25% for Mr. Bell. The maximum amount is 125% of the target amount for Messrs. Lorber, Lampen, Kirkland and Bell and 100% of the target amount for Mr. Bernstein. There is no threshold amount. The Subcommittee approved the performance criteria for determining the award opportunities for each named executive officer under the 2014 Plan. The actual bonus amounts earned for 2019 have been determined and paid in 2020 and are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(2)	Represents the closing market price of the Company's Common Stock under which the options were granted on February 27, 2019.

(3)
Represents the aggregate grant date fair value of stock options granted under the 2014 Plan for the year ended December 31, 2019 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2019 included in its Annual Report on Form 10-K filed with the SEC on March 2, 2020. These grants are subject to continued service conditions and their value is tied to dividends on the Company's stock and an increase in the Company's stock price; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019
The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2019.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name
Howard M. Lorber	620,527	—		—	$11.14	1/14/2021	—		—	—	—
	703,547	—		—	$11.47	2/26/2023	—		—	—	—
	335,022	—		—	$14.68	2/26/2024	—		—	—	—
	319,069	—		—	$18.12	2/24/2025	382,886	(5)	$5,126,844	—	—
	—	303,876	(1)	—	$19.13	2/29/2026	625,122	(6)	$8,370,384	—	—
	—	289,406	(2)	—	$19.71	2/23/2027	—		—	—	—
	—	275,625	(3)	—	$18.42	2/27/2028	—		—	—	—
	—	262,500	(4)	—	$10.92	2/27/2029	—		—	—	—
Richard J. Lampen	175,884	—		—	$11.47	2/26/2023	—		—	—	—
	83,754	—		—	$14.68	2/26/2024	—		—	—	—
	79,766	—		—	$18.12	2/24/2025	—		—	—	—
	—	75,968	(1)	—	$19.13	2/29/2026	—		—	—	—
	—	72,351	(2)	—	$19.71	2/23/2027	—		—	—	—
	—	68,906	(3)	—	$18.42	2/27/2028	—		—	—	—
	—	65,625	(4)	—	$10.92	2/27/2029	—		—	—	—
J. Bryant Kirkland III	105,531	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	—	45,580	(1)	—	$19.13	2/29/2026	—		—	—	—
	—	43,410	(2)	—	$19.71	2/23/2027	—		—	—	—
	—	41,343	(3)	—	$18.42	2/27/2028	—		—	—	—
	—	39,375	(4)	—	$10.92	2/27/2029	—		—	—	—
Marc N. Bell	70,353	—		—	$11.47	2/26/2023	—		—	—	—
	50,251	—		—	$14.68	2/26/2024	—		—	—	—
	47,859	—		—	$18.12	2/24/2025	—		—	—	—
	—	45,580	(1)	—	$19.13	2/29/2026	—		—	—	—
	—	43,410	(2)	—	$19.71	2/23/2027	—		—	—	—
	—	41,343	(3)	—	$18.42	2/27/2028	—		—	—	—
	—	—		—	—	5/29/2028	13,781	(7)	$184,528	—	—
	—	39,375	(4)	—	$10.92	2/27/2029	—		—	—	—
Ronald J. Bernstein	—	—		—	—	—	—		—	—	—
___________________________

(1)	These option grants vested on February 29, 2020, the fourth anniversary of the grant date.

(2)	These option grants vest on February 23, 2021, the fourth anniversary of the grant date.

(3)	These option grants vest on February 27, 2022, the fourth anniversary of the grant date.

(4)	These option grants vest on February 27, 2023, the fourth anniversary of the grant date.

(5)
191,443 shares of this restricted stock award vested on each of August 15, 2015, July 1, 2016, July 1, 2017, July 1, 2018 and July 1, 2019. The remaining 382,886 unvested shares will vest, subject to Mr. Lorber's continued service to the Company through the applicable vesting date, using the following schedule: 191,443 shares will vest on July 1, 2020 because cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2019 exceeded $962.5 million, 382,886 shares minus shares previously vested will vest on July 1, 2021 if cumulative Vector Group Ltd. Adjusted EBITDA from July 1, 2014 to December 31, 2020 exceeds $1.138 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes,

Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

(6)
208,374 shares of this restricted stock award vested on each of November 15, 2016, July 1, 2017, July 1, 2018 and July 1, 2019. The remaining 625,122 unvested shares will vest, subject to Mr. Lorber's continued service to the Company through the applicable vesting date, using the following schedule: 208,374 shares will vest on July 1, 2020 because cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2019 exceeded $743.75 million, 416,748 shares minus shares previously vested will vest on July 1, 2021 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2020 exceeds $918.75 million, 625,122 shares minus shares previously vested will vest on July 1, 2022 if cumulative Vector Group Ltd. Adjusted EBITDA from October 1, 2015 to December 31, 2021 exceeds $1.09375 billion. “Vector Group Ltd. Adjusted EBITDA” is defined in the Award Agreement to mean the Company’s Earnings Before Interest, Income Taxes, Depreciation and Amortization excluding litigation or claim judgments or settlements and non-operating items and expenses for restructuring, productivity initiatives and new business initiatives.

(7)	13,781 shares of this restricted stock grant vested on May 29, 2019. The remaining 13,781 shares will vest on May 29, 2020.
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2019
The table below provides information with respect to options that were exercised or restricted stock awards that vested during 2019, as well as the value realized on the exercise or vesting date, based on the average of the high and low of the Company's common stock on that date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

Howard M. Lorber	1,303,113	$4,699,286	399,815	$6,084,819
Richard J. Lampen	260,620	939,848	—	—
J. Bryant Kirkland III	130,309	469,920	—	—
Marc N. Bell	130,309	469,920	13,781	118,584
Ronald J. Bernstein	—	—	36,849	389,437

Retirement Benefits
PENSION BENEFITS AT 2019 FISCAL YEAR END
The table below quantifies the benefits expected to be paid from the Company’s Supplemental Retirement Plan and, in the case of Mr. Bernstein, also from Liggett’s Qualified Plan. The terms of the plans are described below the table.

		Number of Years of Credited	Present Value of Accumulated	Payments During
Name	Plan Name	Service (#)(1)	Benefit ($)(2),(3)	Last Fiscal Year ($)
Howard M. Lorber	Supplemental	11	$41,361,557	$0
	Retirement Plan
Richard J. Lampen	Supplemental	10	$4,892,342	$0
	Retirement Plan
J. Bryant Kirkland III	Supplemental	16	$1,605,589	$0
	Retirement Plan
Marc N. Bell	Supplemental	16	$2,946,153	$0
	Retirement Plan
Ronald J. Bernstein	Supplemental	12	$7,453,762	$0
	Retirement Plan
	Qualified Plan	2	$70,229	$0
___________________________

(1)
Equals number of years of credited service as of December 31, 2019. Credited service under the Supplemental Retirement Plan is based on a named executive officer’s period of full time continuous covered employment after commencing participation in the Supplemental Retirement Plan. Credited service under the Qualified Plan is based on service prior to January 1, 1994 when the Qualified Plan was frozen.

(2)
Represents actuarial present value in accordance with the same assumptions outlined in note 12 to the Company’s audited financial statements for the year ended December 31, 2019 included in its Annual Report on Form 10-K filed with the SEC on March 2, 2020.

(3)	Includes amounts which the named executive officer is not currently entitled to receive because such amounts are not vested.
Supplemental Retirement Plan
The Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The “normal retirement date” under the Supplemental Retirement Plan is defined as the January 1st following attainment by a participant of the later of age 60 or the completion of eight years of employment following January 1, 2002 (in the case of Messrs. Lorber and Bernstein) or January 1, 2004 (in the case of Messrs. Lampen, Kirkland and Bell).
The following table sets forth for each named executive officer his hypothetical single life annuity, his normal retirement date and his projected lump sum payment at his normal retirement date.

	Hypothetical	Normal	Lump-Sum
Name	Single Life Annuity	Retirement Date	Equivalent
Howard M. Lorber	$1,051,875	January 1, 2010	$10,855,666
	$735,682	January 1, 2013	$7,121,988
Richard J. Lampen	$250,000	January 1, 2014	$2,625,275
J. Bryant Kirkland III	$202,500	January 1, 2026	$2,126,473
Marc N. Bell	$200,000	January 1, 2021	$2,100,220
Ronald J. Bernstein	$438,750	January 1, 2014	$4,607,358

No benefits are payable under the Supplemental Retirement Plan if a named executive officer resigns without good reason before attaining his normal retirement date. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased lump sum payment to reflect the delay in payment using a post-retirement interest rate of 7.5%. The lump sum amount under the Supplemental Retirement Plan is paid six months following the named executive officer’s retirement on or after his normal retirement date or termination of employment without cause, along with interest at the prime lending rate as published in the Wall Street Journal on the lump sum amount for this six-month period.
Because Messrs. Lorber, Lampen and Bernstein did not retire on their normal retirement dates, their additional benefits are being increased by 7.5% per annum for each year they continue to be an employee of the Company after their normal retirement dates listed in the table above.
Qualified Plan
Liggett’s salaried employees are entitled to benefits payable under its Qualified Plan based on a formula that yields an annual amount payable over the participant’s life beginning at age 65. Liggett discontinued providing additional benefits under the Qualified Plan for service on and after January 1, 1994. As of December 31, 2019, none of the named executive officers was eligible to receive any benefits under the Qualified Plan, except for Mr. Bernstein who is entitled to a monthly benefit of $372 beginning at age 65.
Potential Termination and Change in Control Payments
The compensation payable to named executive officers upon voluntary termination, involuntary termination without cause, termination for cause, termination following a change in control and in the event of disability or death of the executive is described below.

Payments Made Upon Termination
Regardless of the manner in which a named executive officer’s employment terminates, unless terminated for cause, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	any accrued and unused vacation pay;

•	any unpaid award under the 2014 Plan or bonus under the 2014 Plan with respect to a completed performance period;

•	all accrued and vested benefits under the Company’s compensation and benefit programs, including the pension plan and the Supplemental Retirement Plan; and

•
with respect solely to Mr. Lorber, payment by the Company of a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon termination of employment in connection with a change in control.

Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability
In the event of the termination of employment of a named executive officer by the Company without cause or by the named executive officer for good reason, or upon the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officer or his designated beneficiary upon his death will receive the following benefits:

•
payments for 36 months for Mr. Lorber or 24 months for the other named executive officers (the “Severance Period”) equal to 100% of the executive’s then-current base salary and (except for Mr. Bernstein) the most recent bonus paid to the executive (up to the amount of the executive’s target bonus);

•
continued participation, at the Company’s expense, during the Severance Period in all employee welfare and health benefit plans, including life insurance, health, medical, dental and disability plans which cover the executive and the executive’s eligible dependents (or, if such plans do not permit the executive and his eligible dependents to participate after his termination, the Company is required to pay an amount each quarter (not to exceed $35,000 per year in the case of Messrs. Lampen, Kirkland and Bell) to keep them in the same economic position on an after-tax basis as if they had continued in such plans);

•
with respect solely to Mr. Bernstein, a pro rata amount of any bonus award under the 2014 Plan for which the performance period has not been completed based upon 100% of the target bonus amount for such period to the extent that Mr. Bernstein is terminated on or after July 1 of the applicable year and bonuses are otherwise paid to the management of Liggett for that year; and

•
acceleration of the vesting of the named executive officer's restricted shares and stock options upon death or disability and with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason.

Payments Made Upon a Change in Control
Howard M. Lorber
Mr. Lorber’s employment agreement has a “double-trigger” change in control provision: if his employment is terminated by the Company without cause or by Mr. Lorber for good reason within two years after a change in control (or before a change in control that actually occurs in anticipation of or at the request of a third party effectuating such a change in control), Mr. Lorber would be entitled to receive the following severance benefits:

•
a lump-sum cash payment equal to 2.99 times the sum of his base salary plus the last annual bonus earned by him (up to 100% of base salary, including any deferred amount) for the performance period immediately preceding the date of termination;

•
participation by Mr. Lorber and his eligible dependents in all welfare benefit plans in which they were participating on the date of termination until the earlier of (x) the end of the employment period under his employment agreement and (y) the date that he receives equivalent coverage and benefit under the plans and programs of a subsequent employer;

•
continued participation at the Company’s expense for 36 months in life, disability, accident, health and medical insurance benefits substantially similar to those received by Mr. Lorber and his eligible dependents prior to such termination, subject to reduction if comparable benefits are actually received from a subsequent employer; and

•	termination of certain restrictive covenants in his employment agreement, including non-competition and non-solicitation covenants.
Mr. Lorber's unvested and outstanding equity awards will vest in full upon a change of control.

Richard J. Lampen, J. Bryant Kirkland III, Marc N. Bell and Ronald J. Bernstein
While their respective employment agreements do not contain any change of control provisions, in the event of the termination of Messrs. Lampen, Kirkland, Bell and Bernstein by the Company without cause or by the named executive officer for good reason upon a change of control, such named executive officers would receive the same severance benefits described in the section titled “Payments Made Upon Termination” and “Payments Made Upon Involuntary Termination of Employment Without Cause or for Good Reason, Death or Disability,” above. In addition, the unvested and outstanding equity awards held by Messrs. Lampen, Kirkland and Bell will vest in full upon a change of control.
Definition of Change in Control
Pursuant to the employment agreement between the Company and Mr. Lorber, a “change in control” is deemed to occur if:

•	a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;

•
the individuals who, as of January 1, 2006, are members of the Company’s board of directors (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected board member that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;

•
the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;

•	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or

•	the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.
Definition of Termination for Cause
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the Company for “cause” is defined as the executive:

•	being convicted of or entering a plea of nolo contendere with respect to a criminal offense constituting a felony;

•
committing in the performance of his duties under his employment agreement one or more acts or omissions constituting fraud, dishonesty or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•	committing one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•
exposing the Company to criminal liability substantially and knowingly caused by the executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or

•
failing to substantially perform his duties under his employment agreement (excluding any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a disability), after written warning from the board specifying in reasonable detail the breach(es) complained of.

Under the employment agreement between Liggett and Mr. Bernstein, “cause” is defined as:

•
a material breach by Mr. Bernstein of his duties and obligations under his employment agreement which breach is not remedied to the satisfaction of the board of directors of Liggett (“Liggett Board”), within 30 days after receipt by Mr. Bernstein of written notice of such breach from the Liggett Board;

•	Mr. Bernstein’s conviction or indictment for a felony;

•
an act or acts of personal dishonesty by Mr. Bernstein intended to result in personal enrichment of Mr. Bernstein at the expense of the Company or any of its affiliates or any other material breach or violation of Mr. Bernstein’s fiduciary duty owed to the Company or any of its affiliates;

•	material violation of any Company or Liggett policy or the Company’s code of business conduct and ethics; or

•
any grossly negligent act or omission or any willful and deliberate misconduct by Mr. Bernstein that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates (other than any act or omission by

Mr. Bernstein if it was taken or omitted to be done by Mr. Bernstein in good faith and with a reasonable belief that such action or omission was in the best interests of the Company).
Definition of Termination for Good Reason
Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the executive for “good reason” is defined as:

•
a material diminution of the executive’s duties and responsibilities provided in his employment agreement, including, without limitation, the failure to elect or re-elect the executive to his position (including with respect solely to Mr. Lorber, his position as a member of the board) or the removal of the executive from any such position;

•	a reduction of the executive’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of his employment agreement by the Company;

•	relocation of the executive’s office from the Miami (or with respect solely to Mr. Lorber, Miami or New York City) metropolitan areas;

•
the change in the executive’s reporting relationship from direct reporting to the board, in the case of Mr. Lorber, to the Chairman and the Chief Executive Officer, in the case of Mr. Lampen, or to the Chairman, Chief Executive Officer or the Executive Vice President, in the case of Messrs. Kirkland and Bell; or

•
the failure of a successor to all or substantially all of the Company’s business or assets to promptly assume and continue his employment agreement obligations whether contractually or as a matter of law, within 15 days of such transaction.

Under the employment agreement with Mr. Bernstein, “good reason” exists if, without the prior written consent of Mr. Bernstein:

•	the Liggett Board removes Mr. Bernstein as President and Chief Executive Officer of Liggett, other than in connection with the termination of his employment;

•	Mr. Bernstein is not appointed as a member of the Liggett Board;

•	the Liggett Board reduces Mr. Bernstein’s rate of salary or bonus opportunity or materially reduces Mr. Bernstein’s welfare, perquisites or other benefits described in his employment agreement;

•	Mr. Bernstein’s duties and responsibilities at Liggett are significantly diminished or there are assigned to him duties and responsibilities materially inconsistent with his position;

•	Liggett fails to obtain a written agreement reasonably satisfactory to Mr. Bernstein from any successor of the Company to assume and perform his employment agreement; or

•	there occurs a change of control and Mr. Bernstein is required to relocate more than 50 miles from Mr. Bernstein’s current work location.
Assumptions Regarding Post-Termination Payment Tables
The following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2019 using the closing price of the Company’s Common Stock as of that day ($13.39). The amounts under the columns which reflect a Change in Control assume that a change in control followed by a qualifying termination of employment occurred on December 31, 2019. However, the executives’ employment was not terminated on December 31, 2019 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those quantified below if either or both of these events occur on any other date or at any other price, or if any other assumption used in these estimates changes based on the facts and circumstances at the time of an actual change in control or termination of employment.
Equity-Based Assumptions

•
Stock options held by Messrs. Lorber, Lampen, Kirkland and Bell and restricted stock held by Messrs. Lorber and Bell would have vested on December 31, 2019 with respect to a change in control or a termination of employment due to the executive's death, disability, or with respect solely to Mr. Lorber, upon a termination of employment without cause or resignation for good reason.

•	Mr. Bernstein did not hold any unvested options as of December 31, 2019.

•	Stock options that became vested due to a change in control were valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).

•
It is possible that in the case of Mr. Lorber's payments, IRS rules would require these items to be valued using a valuation method such as, with respect to stock options, the Black-Scholes model if the stock options were continued after a change in control. Using a Black-Scholes value in lieu of the “spread” would cause higher value for excise taxes and the related tax gross-up payment.

Incentive Plan Assumptions

•	All amounts under the 2014 Plan were deemed to have been earned for 2019 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.
Retirement Benefit Assumptions

•	All benefits were assumed to be payable in a single lump sum at the participant’s assumed retirement date.

Howard M. Lorber

	Termination by Company without Cause or by Named Executive Officer with Good Reason		Disability		Death		Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance	$19,644,321	(1)	$19,644,321	(1)	$19,644,321	(1)	$—	$19,578,840	(2)
Value of Accelerated Unvested Equity (3)	$20,862,010		$20,862,010		$20,862,010		$—	$20,862,010
Benefits Continuation (4)	$136,334		$136,334		$44,111		$—	$136,334
Value of Supplemental Retirement Plan (5)	$34,087,491		$34,087,491		$34,087,491		$34,087,491	$34,087,491
Excise Tax and Gross-Up	$—		$—		$—		$—	$—	(6)
___________________________

(1)	Reflects the value of the sum of Mr. Lorber’s 2019 base salary ($3,299,716) and last paid bonus limited to 100% of base salary ($3,248,391) paid over a period of 36 months after termination.

(2)
Reflects the value of the sum of Mr. Lorber’s 2019 base salary ($3,299,716) and last paid bonus limited to 100% of base salary ($3,248,391) for a period of 2.99 years paid in a lump-sum payment commencing after termination.

(3)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2019 ($13.39). See “Outstanding Equity Awards at December 31, 2019.”

(4)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 36 months at the Company’s cost, based on 2019 premiums.

(5)	Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2019. See “Pension Benefits at 2019 Fiscal Year End.”

(6)
Mr. Lorber is entitled to receive a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon a change of control. Based on the assumptions set forth above, no excise tax would be due on a qualifying termination of Mr. Lorber's employment in connection with a change of control.

Richard J. Lampen

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,700,000	$2,700,000	$2,700,000	$—	$2,700,000
Value of Accelerated Unvested Equity (2)	—	$162,094	$162,094	$—	$162,094
Benefits Continuation (3)	$91,333	$91,333	$29,407	$—	$91,333
Value of Supplemental Retirement Plan (4)	$4,043,117	$4,043,117	$4,043,117	$4,043,117	$4,043,117
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________

(1)	Reflects the value of the sum of Mr. Lampen’s 2019 base salary ($900,000) and last paid bonus limited to 50% of base salary ($450,000) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2019 ($13.39). See “Outstanding Equity Awards at December 31, 2019.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2019 premiums.

(4)	Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2019. See “Pension Benefits at 2019 Fiscal Year End.”
J. Bryant Kirkland III

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,333,300	$1,333,300	$1,333,300	$—	$1,333,300
Value of Accelerated Unvested Equity (2)	—	$97,256	$97,256	$—	$97,256
Benefits Continuation (3)	$44,362	$44,362	$—	$—	$44,362
Value of Supplemental Retirement Plan (4)	$992,915	$992,915	$1,365,258	$—	$992,915
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________

(1)
Reflects the value of the sum of Mr. Kirkland’s 2019 base salary ($500,000) and last paid bonus limited to 33.33% of base salary ($166,650) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2019 ($13.39). See “Outstanding Equity Awards at December 31, 2019.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2019 premiums.

(4)	Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2019. See “Pension Benefits at 2019 Fiscal Year End.”

Marc N. Bell

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$1,062,500	$1,062,500	$1,062,500	$—	$1,062,500
Value of Accelerated Unvested Equity (2)	—	$281,784	$281,784	$—	$281,784
Benefits Continuation (3)	$105,173	$105,173	$82,220	$—	$105,173
Value of Supplemental Retirement Plan (4)	$1,837,471	$1,837,471	$1,952,313	$—	$1,837,471
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________

(1)	Reflects the value of the sum of Mr. Bell’s 2019 base salary ($425,000) and last paid bonus limited to 25% of base salary ($106,250) paid over a period of 24 months commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2019 ($13.39). See “Outstanding Equity Awards at December 31, 2019.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2019 premiums.

(4)	Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2019. See “Pension Benefits at 2019 Fiscal Year End.”

Ronald J. Bernstein

	Termination by Company without Cause or by Named Executive Officer with Good Reason	Disability	Death	Termination by Company for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Company without Cause or by Named Executive Officer with Good Reason upon a Change in Control
Cash Severance (1)	$2,000,000	$1,000,000	$1,000,000	$—	$2,000,000
Value of Accelerated Unvested Equity (2)	$—	$—	$—	$—	$—
Benefits Continuation (3)	$43,803	$43,803	$13,138	$—	$43,803
Value of Retirement Benefits (4)	$7,024,899	$7,024,899	$7,024,899	$7,024,899	$7,024,899
Excise Tax and Gross-Up (not applicable)	$—	$—	$—	$—	$—
___________________________

(1)	Reflects the value of the sum of Mr. Bernstein’s 2019 base salary ($1,000,000) paid over a period of 24 or 12 months, as applicable, commencing after termination.

(2)
Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2019 ($13.39). See “Outstanding Equity Awards at December 31, 2019.”

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2019 premiums.

(4)
Reflects the lump-sum value of the benefits accrued under the Supplemental Retirement Plan as of December 31, 2019. See “Pension Benefits at 2019 Fiscal Year End.” The amount does not include the value of Mr. Bernstein’s monthly payment of $372 at age 65 under the Qualified Plan, which is also disclosed in “Pension Benefits at 2019 Fiscal Year End” because lump sum payments are not generally available to participants in the Qualified Plan. If the lump sum option had been available to Mr. Bernstein in the Qualified Plan, the amounts shown would have been increased by approximately $70,229.

Compensation of Directors
The compensation of the Company's non-employee directors is designed to be simple and easy for stockholders to understand and to be fair based on the amount of work required of directors of the Company. Each of the non-employee directors receives:

•	annual cash retainer fee of $50,000;

•	annual committee retainer fee of $2,500 ($5,000 for the committee chairman);

•	meeting fee of $1,000 per Board meeting attended in person or by telephone;

•	meeting fee of $500 per committee meeting attended in person or by telephone;

•	periodic grants of restricted shares;

•	reimbursement for reasonable out-of-pocket expenses incurred in serving on the Company's board; and

•	access to and payment for the Company's health, dental and standard life insurance coverage.

During 2019, the Company granted 10,000 (before adjustment of stock dividend) restricted shares of Common Stock under the 2014 Plan to each of its independent non-employee directors in order to align the director's interests with the long-term interests of the stockholders. The restricted stock grant, including any accumulated dividends, vests in three equal annual installments commencing on the first anniversary of the date of grant based on continued service as a director, subject to earlier vesting upon death, disability or the occurrence of a change in control.
The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2019.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2019

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation		Total
Name	($)	($) (1)	($)		($)
Stanley S. Arkin (4)	$69,000	$94,000	$3,411	(2)	$166,411
Henry C. Beinstein (4)	$70,500	$94,000	$18,386	(3)	$182,886
Paul V. Carlucci (4)	$69,500	$94,000	$15,889	(3)	$179,389
Bennett S. LeBow (4)	$61,500	$94,000	$61,718	(3)	$217,218
Jean E. Sharpe (4)	$75,500	$94,000	$12,828	(3)	$182,328
Barry Watkins (4)	$61,500	$94,000	$—		$155,500
___________________________

(1)
Reflects the fair market value of 10,000 restricted shares (before adjustment for the September 2019 5% stock dividend) granted to each independent non-employee director on May 2, 2019 based on the average of the high ($9.62) and low ($9.18) closing stock prices on that date, as determined in accordance with FASB ASC Topic 718.

(2)	Represents life insurance premiums paid by the Company.

(3)	Represents health and life insurance premiums paid by the Company.

(4)	Held 10,500 shares of unvested restricted stock at December 31, 2019.
Compensation and Human Capital Committee Interlocks and Insider Participation
No member of the Company’s compensation and human capital committee is, or has been, an employee or officer of the Company other than Ms. Sharpe who joined the compensation and human capital committee in March 2009. Ms. Sharpe retired as an officer of the Company in 1993. During 2019, (i) no member of the Company’s compensation and human capital committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation and human capital committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s compensation and human capital committee or board of directors.

Audit Committee Report
Management is responsible for the Company’s financial statements and the reporting process, including the systems of internal controls over financial reporting. The audit committee's role is to oversee the Company's accounting and financial reporting processes and audits of financial statements. In 2019, we assisted the Board in its oversight of the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications, independence and performance, the oversight of the Company's internal audit function and the Company's risk assessment and its risk management guidelines and policies.
The audit committee oversees the Company's management, the internal audit function and Deloitte & Touche LLP (“Deloitte”), the Company's independent registered public accounting firm. Management is responsible for preparing the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), assessing and establishing effective financial reporting systems and internal controls and procedures and reporting on the effectiveness of the Corporation's internal controls over financial reporting. The internal audit function is responsible for assessing management's system of internal controls and procedures and reporting on the effectiveness of that system. Deloitte is responsible for auditing the Company's consolidated financial statements, issuing an opinion about whether such statements conform with U.S. GAAP and auditing the effectiveness of the Company's Internal Control over financial reporting.
Periodically, the audit committee meets, both independently and collectively, with management, the internal auditors and the independent registered public accountant, to discuss the quality of the Company's accounting and financial reporting processes and the adequacy and effectiveness of internal controls and procedures and to review significant audit findings prepared by the public accountants and the internal auditors, together with management's responses and review the overall scope and plans for audits.
Prior to the Company's filing of its annual report on Form 10-K for the year ended December 31, 2019 with the SEC, the audit committee also reviewed and discussed the audited financial statements with management and the independent registered public accountant, discussed with Deloitte the items they are required to communicate to the audit committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board, received from Deloitte the written disclosures and the letter required by PCAOB regarding its independence and discussed with Deloitte its independence from the Company, including the review of non-audit services and fees in compliance with the regulations prohibiting Deloitte from performing specified services that could impair independence.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.
This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Paul V. Carlucci
Jean E. Sharpe

Audit and Non-Audit Fees
The audit committee reviews and approves audit and permissible non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before Deloitte is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by Deloitte in 2019 and 2018 were pre-approved by the audit committee.
Pre-Approval Policies and Procedures. The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firms. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before any independent registered public accounting firm is engaged to perform it. The audit committee approved all services provided by Deloitte in 2019 and 2018.
Audit Fees.  The aggregate fees billed by Deloitte for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of effectiveness of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $4,652,700 for 2019 and $4,894,015 for 2018.
Audit-Related Fees.  There were no aggregate fees billed by Deloitte for professional services for audit-related fees in 2019 and 2018.
Tax Fees.  The aggregate fees billed by Deloitte for professional services for tax services were $324,024 in 2019 and $35,578 in 2018. The tax services in both 2019 and 2018 were for federal tax advice related to changes in the U.S. tax law related to the Tax Cuts and Jobs Act of 2017 and, in 2019 only, the tax implications of the adoption of FASB ASC Topic 606, Revenue from Contracts with Customers.
All Other Fees.  The aggregate fees billed for other services by Deloitte were $9,475 in 2019 and $7,580 in 2018. The amounts consisted of licensing of accounting research software.

Equity Compensation Plan Information
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2019.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Plan Category
Equity compensation plans approved by security holders (1)	4,443,346	$14.80	7,676,038
Equity compensation plans not approved by security holders	—	—	—
Total	4,443,346	$14.80	7,676,038
___________________________

(1)	Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1999 Plan and 2014 Plan.

(2)	Excluding securities reflected in first column.

Certain Relationships and Related Party Transactions
The board of directors has adopted a written policy for the review and approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-five-percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure in the Company’s proxy statement under the relevant SEC rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.
The related party transactions described in this proxy statement entered into before this policy was adopted were approved by the board of directors or the audit committee.
On February 18, 2020, the Company and Liggett Vector Brands entered into a letter agreement with Mr. Bernstein pursuant to which he will serve as Non-Executive Chairman of the Board of Managers of Liggett Vector Brands and as a Senior Advisor to Liggett, effective April 1, 2020. The term of the letter agreement is for one year unless the term is earlier terminated or extended in accordance with the letter agreement. In such roles, Mr. Bernstein will (i) provide advice and counsel regarding all aspects of the Liggett business to the senior management of Liggett, (ii) assist with special projects as requested by the senior management of the Company, (iii) continue to assist the Company with investor and stockholder engagement as well as community, customer and business relations as requested by the senior management of the Company, (iv) perform such additional duties as are customarily performed by a non-executive chairman and member of a board of managers and (v) perform such other services as the parties may mutually agree upon from time to time during the term. As compensation for these services, Mr. Bernstein will receive $60,000 per month as well as access to an office, administrative support and reimbursement of expenses reasonably incurred in connection with the services, subject to existing reimbursement policy of Liggett Vector Brands. If Mr. Bernstein terminates the arrangement due to material breach by Liggett Vector Brands or Liggett Vector Brands terminates the arrangement other than for “cause” (as defined in the agreement), Liggett Vector Brands will pay the monthly fee to Mr. Bernstein and provide him with the other benefits under the letter agreement, in each case for the remainder of the term. Mr. Bernstein will not be entitled to these payments or benefits upon any other termination. Under the letter agreement, Mr. Bernstein is also subject to perpetual confidentiality and non-disparagement covenants as well as non-solicitation and non-competition covenants that expire 24 months after receipt of the last payment under the letter agreement.
Prior to February 14, 2020, the Company beneficially owned approximately 10% of the common stock of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and certain executive officers and directors of the Company served as officers and members of the Board of Directors of LTS. At December 31, 2019, the Company owned 15,191,205 LTS common shares and received dividends on those shares of $759,560 in 2019. Prior to March 5, 2020, the Company also owned 240,000 shares of 8% Series A Preferred Stock of LTS and received dividends on those shares of $480,096 in 2019. From September 2006 to February 2020, the Company had an agreement with LTS, as subsequently amended, pursuant to which it agreed to make available to LTS the services of Mr. Lampen, the Company's Executive Vice President, to serve as the Chief Executive Officer of LTS and to provide certain other financial, accounting and tax services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of income tax returns. LTS paid the Company $850,000 in 2019. The agreement was terminable by either party upon 30 days’ prior written notice and was terminated in 2020 upon the sale of LTS. LTS paid bonus compensation for 2019 of $1,525,000 to Mr. Lorber, who served as Vice Chairman of LTS, and $1,775,000 to Mr. Lampen, who served as Chairman, President and Chief Executive Officer of LTS. Mr. Lampen received a base salary of $325,000 from LTS in 2019. Mr. Lorber also received director's fees of $75,000 from LTS in 2019 and Mr. Beinstein received director's fees of $100,000 from LTS in 2019.

Prior to October 9, 2019, the Company beneficially owned approximately 8% of Castle Brands Inc. (NYSE American: ROX). Mr. Lampen served as Castle's President and Chief Executive Officer, and Mr. Beinstein served as a director of Castle and received standard director's fees. From October 2008 to October 2019, Vector had an agreement with Castle where the Company agreed to make available the services of Mr. Lampen to serve as the President and Chief Executive Officer of Castle as well as other financial, accounting and tax services. Vector recognized management fees of $75,000 in 2019 under the agreement and the agreement was terminated in October 2019 upon the sale of Castle. Mr. Lampen received from Castle a retention payment of $515,000 in 2019 vesting over a two-year period. Dr. Phillip Frost, who beneficially owned more than 10% of the Company's common stock until December 2019, was a director of Castle and was the principal stockholder of Castle.
In addition to its interests in Castle, the Company had investments in other entities where Dr. Frost has a relationship. These include: (i) an investment in shares of BioCardia Inc. (OTC: BCDA); and (iii) investments in Cocrystal Pharma Inc. (OTCQB: COCP). Dr. Frost is a director and more than 10% shareholder of CoCrystal and a more than 10% shareholder of BioCardia.
In September 2012, the Company entered into an office lease (the “Initial Lease”) with Frost Real Estate Holdings, LLC (“FREH”), an entity affiliated with Dr. Frost for 12,390 square feet of space in an office building in Miami, Florida. The lease currently provides for payments from $36,346 per month in the first year increasing to $41,307 per month in the fifth year. The rent is inclusive of operating, property taxes and general parking. In connection with the execution of the Initial Lease, the Company received the advice and opinion of a commercial real estate firm that the Initial Lease terms were fair and that the Company received terms favorable in the market. The Company recognized rental expense of $458,349 in 2019 associated with the Lease.
Mr. Lorber serves as a consultant and a 50% owner of Open Acq LLC. During 2019, Mr. Lorber and Open Acq LLC and its affiliates received ordinary and customary insurance commissions aggregating approximately $214,623 on various insurance policies issued for the Company and its subsidiaries and investees. Open Acq LLC and its affiliates have continued to provide services to the Company in 2020.
Mr. Lorber’s son is a real estate agent whose license is held at a subsidiary of Douglas Elliman and who received commissions and other payments of $712,034 in accordance with brokerage activities in 2019.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Solutions, II, Inc., an approximately 53%-owned subsidiary of the Company. The Company has entered into a $500,000 credit facility, as amended, with Multi Solutions II, Inc. and, as of December 31, 2019, had advanced $459,196 under the facility, which bears interest at 11% per annum and is due December 31, 2019. As of December 31, 2019, there was accrued interest on the facility due to the Company by Multi Solutions II, Inc. of $256,506.
Mr. Kirkland serves as Chairman of the Board of Directors and as President and Chief Executive Officer of Multi Soft, II, Inc. (OTC BB: MSOF), an approximately 54%-owned subsidiary of the Company. The Company has entered into a $500,000 credit facility, as amended, with Multi Soft II, Inc. and, as of December 31, 2019, had advanced $450,157 under the facility, which bears interest at 11% per annum and is due December 31, 2019. As of December 31, 2019, there was accrued interest on the facility due to the Company by Multi Soft II, Inc. of $247,704.
BOARD PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the “Compensation Discussion and Analysis” and the Summary Compensation Table. This proposal is also referred to as the say on pay vote.
The Company has designed its compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain high caliber talent and to align compensation with the long-term interests of its stockholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis:”

•
A substantial portion of direct compensation shown in the Summary Compensation Table is variable (and therefore at risk) depending on performance (in 2019: 57.2% in the case of Mr. Lorber, 42.6% in the case of Mr. Lampen, 40.9% in the case of Mr. Kirkland, 39.4% in the case of Mr. Bell and 50.0% in the case of Mr. Bernstein). (Direct compensation includes total compensation reported in the Summary Compensation Table excluding the change in pension value.)

•	The Company mitigates the risks associated with incentive compensation by using multiple performance targets, caps on potential incentive payments and a clawback policy.

•	For the past seven years, the Company has been awarding annual long-term incentive equity awards in the form of stock options that cliff vest after four years.

•
The Company requires executives to retain 25% of equity awards under its Equity Retention Policy and encourages the accumulation of equity through its Equity Ownership Guidelines, all of which works to align the interests of executives with those of stockholders.

•	Executives are prohibited from hedging shares of the Company's Common Stock.

•	The Company does not reprice options or change performance targets for annual, long-term or equity-based awards after the awards are established.

•	The Company requires both a change in control and a termination of employment (a “double trigger”) before cash severance payments will be made as a result of a change in control.

•	The compensation and human capital committee considers the advice of an independent compensation consultant in making compensation determinations.
The Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the April 24, 2020 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative discussion.”
Because your vote is advisory, it will not be binding upon the Board of directors of the Company, meaning that prior compensation determinations of the Board will not be invalidated and the Board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the Board values stockholders’ opinions and the compensation and human capital committee will take into account the outcome of the vote when considering future executive compensation arrangements and corporate governance measures.
Approval of the say on pay resolution requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.
The Company currently submits an advisory vote on executive compensation to its stockholders each year. The next such vote will be at the 2021 annual meeting of stockholders.
The Board of Directors recommends that stockholders vote
“FOR”
advisory approval of the Company's executive compensation.

BOARD PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since June 2015, as its independent registered public accounting firm for the year ending December 31, 2020. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.
If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in its best interest.
Approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.
The Board of Directors recommends that stockholders vote “FOR” Proposal 3 to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL 4 - ADVISORY VOTE ON SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS BY-LAW
The Company received the following proposal from Kenneth Steiner, 14 Stoner Avenue, Apartment 2M, Great Neck, NY 11021:
PROPOSAL 4 - Shareholder Proxy Access
Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access with the following provisions:

Nominating shareholders and groups must have owned at least 3% of the outstanding shares of common stock of the Company continuously for a period of at least 3-years. Such shareholders shall be entitled to nominate a total of up to 25% of the number of authorized directors.

Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management's director candidates. A competitive election is good for everyone. This proposal can help ensure that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.

Proxy access has been adopted by 475 major companies, including 65% of the S&P 500, since 2015

Under this proposal it is likely that the number of shareholders who participate in the aggregation process would still be a modest number due to the administrative burden on shareholders to qualify as one of the aggregation participants. Plus it is easy for management to reject potential aggregating shareholders because the administrative burden on shareholders leads to a number of potential technical errors by shareholders that management can then nitpick and thus reject.

A majority of the independent shares of Vector Group voted in favor of shareholder proxy access in 2016 and again in 2018. Now is the time to adopt proxy access because 3 of our directors received each more than 14% negative votes in 2019. Two directors each received more than 21% in negative votes. Two directors each received more than 35% in negative votes. And Stanley Arkin received more than 44% in negative votes. At a typical company directors receive about 5% in negative votes.
Please vote yes:
Shareholder Proxy Access - Proposal 4

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 4 FOR THE FOLLOWING REASONS:

The Board of Directors has carefully considered this proposal and recommends a vote AGAINST this proposal. As discussed below, the Company has recently implemented proxy access for its stockholders, and the Board believes that the alternate form of proxy access sought by the stockholder proponent is not in the best interests of the Company or its stockholders.

In March 2020, the Board adopted and implemented a comprehensive, robust and fair proxy access bylaw on terms consistent with market practice. The alternate form of proxy access sought by the stockholder proponent does not enhance that structure nor materially improve it, and its potential detriment to stockholders outweighs any theoretical gains.

Our proxy access bylaw permits a stockholder, or a group of up to twenty stockholders, in either case owning at least three percent of our outstanding common stock continuously for at least three years, to nominate, and include in our annual meeting proxy materials, qualified director nominees constituting up to the greater of two individuals or twenty percent of the Board. Our Board currently consists of eight directors, which would allow stockholders to nominate two proxy access candidates under the bylaw.

We believe that our proxy access bylaw provides meaningful, effective and accessible proxy access rights to our stockholders, and balances those benefits against the risk of misuse of abuse by stockholders with special interests that are not shared by all or a significant percentage of our stockholders. The alternate form of proxy access sought by the stockholder proponent would disrupt this considered and balanced approach. The alternate form of proxy access requested differs from the Company’s current proxy access bylaw in the following two significant ways:

•
Our proxy access bylaw allows a group of up to twenty stockholders to aggregate their shares to reach the required three percent ownership threshold, and counts funds under common management and investment control as one stockholder for these purposes. The limit is designed, in part, to ensure that confirming and monitoring share ownership within a group does not become an unreasonable administrative burden, and that the use of proxy access will not be driven by a group that does not contain stockholders with a substantial economic stake in the Company. The twenty stockholder limit is endorsed by many institutional investors, and is common among those companies that have adopted proxy access. The stockholder proposal would remove the twenty stockholder limitation and instead permit an unlimited number of stockholders to aggregate their holdings, resulting in the prospect of additional administrative burden and the potential for misuse of the bylaw by special interests. For example, by allowing an unlimited number of holders to aggregate their holdings, it would be possible to assemble a group of holders that own at least three percent of our shares but that does not include any of our largest institutional stockholders (assuming each holder has owned its shares for three years).

•
Our proxy access bylaw permits a stockholder, or a group of up to twenty stockholders, in either case owning at least three percent of our outstanding common stock continuously for at least three years, to nominate, and include in our annual meeting proxy materials, qualified director nominees constituting up to the greater of two individuals or twenty percent of the Board. The stockholder proposal would increase the number of permitted stockholder nominees from the greater of two individuals or twenty percent of the Board, to twenty-five percent of the Board. The Company operates in two very complex industries - tobacco and real estate. The Company’s tobacco segment requires an understanding of, and the ability to provide management with direction on, an intensely competitive industry which faces both complex litigation and regulatory issues while managing declining unit sales. Similarly, the Company’s real estate segment requires a specialized knowledge of a cyclical business as well as each regional market in which its real estate segment operates. In selecting director nominees, the corporate governance and nominating committee seeks to achieve, among other things, a mix of experience, qualifications and personal background relevant to the Company’s businesses, in order to effectively manage the Company in light of the above challenges. The limit of twenty percent of the Board or two Directors for proxy access nomination ensures that stockholders have a meaningful right without overly disrupting the balance of characteristics and specific skills the Board seeks to achieve through the regular nomination process. The limit also helps address concerns that a stockholder could use the process to lay the groundwork for effecting a change of control that is not in the interest of all stockholders or to pursue other special interests that are not broadly supported by all stockholders.

The contours of proxy access are still the subject of an ongoing and evolving dialogue, and we are committed to continuing to monitor and engage in that dialogue. But we believe that we have implemented a balanced and market-standard proxy access bylaw, and the implementation of the form of proxy access requested by the stockholder proposal would take us out of step with the other public companies that have adopted proxy access, and cause needless burden and disruption without corresponding gains in efficiency or governance. In light of our commitment to stockholder engagement and effective corporate governance, we believe that the requested form of proxy access as outlined by the stockholder proponent are not necessary and could be detrimental to stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

MISCELLANEOUS
Annual Report

The Company has mailed, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2019, all reporting persons timely complied with all filing requirements applicable to them.
Communications with Directors
Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The secretary will forward these communications directly to the director(s) in question. The independent directors of the board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.
Although the Company does not have a policy with regard to board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Two of the Company’s directors were in attendance at the Company’s 2019 annual meeting.
Stockholder Proposals for the 2021 Annual Meeting
Proposals of stockholders intended to be presented at the 2021 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, on or before December 25, 2020 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by February 27, 2021.
Director nominees for inclusion in the Company's proxy statement relating to the 2021 annual meeting of stockholders, pursuant to the Company's proxy access bylaw, must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: Marc N. Bell, Company Secretary, no earlier than November 1, 2020 and no later than January 1, 2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2020
A copy of this proxy statement, the enclosed proxy card and the 2019 Annual Report of Vector Group Ltd. on Form 10-K can be found at the website address: www.vectorgroupltd.com/investor-relations/ .

Householding of Annual Meeting Materials
Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Vector Group Ltd., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, or via telephone at 305-579-8000, the Company will provide separate copies of the Annual Report and/or this proxy statement. If a stockholder receives multiple copies of the Annual Report and/or this proxy statement, he or she may request householding in the future by contacting the Company at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137 or calling 305-579-8000.
Other Matters
All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividend paid on an annual basis to the stockholders of the Company from September 1999 to September 2019 with the most recent stock dividend paid on September 27, 2019.
The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $75,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.
The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

HOWARD M. LORBER
President and Chief Executive Officer
Dated: April 24, 2020

VECTOR GROUP LTD.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2020 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.
The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2020 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held  via live webcast at https://web.lumiagm.com/254176245 on Thursday, May 28, 2020 at 10:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF VECTOR GROUP LTD.

May 28, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/03819/

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

The Board of Directors recommends you vote FOR all nominees on Item 1.
1. Election of Directors:

FOR ALL NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL EXCEPT (See instructions below)	☐

Nominees: ☐ Bennett S. LeBow, ☐ Howard M. Lorber, ☐ Ronald J. Bernstein, ☐ Stanley S. Arkin, ☐ Henry C. Beinstein, ☐ Paul V. Carlucci, ☐ Jean E. Sharpe and ☐ Barry Watkins

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☑

The Board of Directors recommends you vote FOR Items 2 and 3.

2. Advisory approval of executive compensation (say on pay):

FOR	☐

AGAINST	☐

ABSTAIN	☐

3. Approval of ratification of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2019:

FOR	☐

AGAINST	☐

ABSTAIN	☐

The Board of Directors recommends you vote AGAINST Item 4.
4. Advisory approval of a shareholder proposal regarding the adoption of a shareholder "proxy access" by-law.

FOR	☐

AGAINST	☐

ABSTAIN	☐

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees, FOR the advisory say on pay vote, FOR the ratification of the independent registered public accounting firm and AGAINST the advisory shareholder proposal regarding the adoption of a shareholder "proxy access" by-law.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder                        Date            Signature of Stockholder                    Date
NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.